Exhibit 3.1

                            CERTIFICATE OF FORMATION

                                       OF

                              ACME TELEVISION, LLC
                           A LIMITED LIABILITY COMPANY

           FIRST:   The name of the limited liability company is:



                              ACME TELEVISION, LLC

           SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

           IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this eighth day of August, A.D. 1997.





           /s/Jonathan P. Levi
           ----------------------
           Authorized Person
           Jonathan P. Levi